AGREEMENT FOR ACQUISITION AND TRANSFER OF REAL PROPERTY

2520 TILDEN AVENUE
BROOKLYN, NEW YORK

Version 86090_2 Contract V5 Clean Copy

AGREEMENT FOR ACQUISITION AND TRANSFER OF REAL PROPERTY

THIS AGREEMENT (the "Agreement") made this __ day of February, 2013 (the "Effective Date") by and between TILDEN LLC, a New York limited liability company, having an address at c/o Kohanoff Arco, 11243 San Fernando Road, San Fernando, CA 91340 (hereinafter referred to as the "Seller") and UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an address at44 Wall Street, Second Floor, New York, New York 10005 (hereinafter referred to as the "Buyer").

1. ACQUISITION AND TRANSFER OF THE PROPERTY

Subject to the terms of this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and accept, subject to the terms and conditions of this Agreement, all that certain piece, parcel or tract of land located in the County of Kings, City and State of New York, together with the buildings, fixtures and improvements thereon erected, and all appurtenances pertaining thereto, as more fully described on Exhibit "A" annexed hereto, and known as 2520 Tilden Avenue, Brooklyn, New York, together with all building systems serving the Subject Premises (as hereinafter defined), together with all right, title and interest, if any, of the Seller in and to any land lying in the bed of any street, road or avenue open or proposed in front of or adjoining said premises to the centerline thereof, and all right, title and interest of the Seller in any award made or to be made in lieu thereof and in and to any unpaid award for damage to said premises by reason of change of grade of any street, together with the interest of Seller, as landlord, in the Lease (as hereinafter defined), all trade fixtures and equipment, machinery, supplies and spare parts and personal property used in connection with the use, operation and maintenance of the Building (the

"Personal Property"); if and to the extent existing, in Seller's possession and assignable by Seller, all right, title and interest of Seller, if any, in and to any intangible personal property relating to the Land and the Building, including all licenses, permits, plans, specifications, operating manuals, guarantees and warranties (the "Intangible Property") (hereinafter collectively called the "Subject Premises") and all air rights and development rights relating to the Subject Premises.

2. PURCHASE PRICE

The purchase price ("Purchase Price") for the Subject Premises is TWENTY TWO MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 ($22,250,000.00) Dollars which shall be payable as follows:

(a) FIVE HUNDRED THOUSAND AND 00/100 ($500,000.00) Dollars (the "Deposit") by wire transfer of immediately available federal funds to Stempel Bennett Claman & Hochberg, P.C. ("Escrow Agent"), simultaneously with the execution of this Agreement by Buyer, as a good faith deposit to be held in escrow by Escrow Agent in an interest bearing account;

(b) FOURTEEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($14,250,000.00) Dollars on the Closing Date by cash, bank check or certified check or checks, drawn to the order of Seller or as Seller shall direct, on a bank which is a member of the New York Clearing House Association, or by federal fund wire transfer to an account or accounts designated in writing by Seller, subject to apportionments and adjustments as set forth herein; and

(c) SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 ($7,500,000.00) Dollars on the Closing Date by the cash equivalent of OP Units (as defined below),

subject to the terms and conditions set forth in Schedule "2A" hereto. With respect to the OP Units to be delivered by Buyer to Seller in accordance with this subsection 2(c), (i) the term "OP Units" shall mean units of limited partnership interest in Buyer; and (ii) Buyer makes the representations, warranties and covenants regarding the OP Units set forth in Schedule "2A".

3. TITLE AND CONVEYANCE

(a) On the Closing Date, fee simple interest in the Subject Premises shall be conveyed by Bargain and Sale Deed With Covenant Against Grantor's Acts (the "Deed") in proper form for recording, which shall be properly executed and acknowledged so as to convey to Buyer a good and insurable fee simple title to the Subject Premises, such title to be free, clear and unencumbered subject to the following:

1. Real estate taxes, water charges and sewer rents not yet due and payable, which real estate taxes, water charges and sewer rents the Buyer will assume and pay as partial consideration for the conveyance of title hereunder;

2. The Lease listed on Exhibit "B" (individually referred to herein as the "Lease") and the rights of occupants of the Subject Premises derived under the Lease;

3. Covenants, agreements, restrictions and easements of record including rights, if any, of utility companies to operate and maintain lines, cables, pipes, poles and distribution boxes in, over and upon the Subject Premises;

4. Consents by the Seller or any former owner of the Subject Premises for the erection of any structure or structures on, under or above any street or streets on which the Subject Premises may abut;

5. The state of facts shown on any accurate survey of the Subject Premises provided same does not render title uninsurable;

6. Encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Subject Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Subject Premises provided same do not render title uninsurable;

7. Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Subject Premises;

8. Building and zoning laws, restrictions, ordinances, codes and regulations affecting the Subject Premises, and all amendments and additions thereto now or which will be in force and effect on the Closing Date, provided same do not prohibit the use of the Subject Premises as presently existing;

9. Violations of laws, regulations, ordinances, orders or requirements, if any, noted or issued by any governmental or municipal department or authority having jurisdiction over the Subject Premises, including, but not limited to, sidewalk notices and violations, elevator violations, boiler violations, fire violations, environmental violations, sanitary violations and other building violations, and any conditions constituting such violations as of the Effective Date. Notwithstanding anything to the contrary herein, Seller shall pay all violations assessed against the Property prior to the Closing Date if and to the extent that such violations can be cured or corrected by the payment of fines or penalties. Seller's obligation shall survive the Closing Date for a period of six (6) months from the Closing Date.

10. Any unpaid installments of assessments not due and payable on or before the Closing Date;

11. Variations, if any, between (i) tax lot lines and the record lines, (ii) fences and record lines and (iii) the legal description set forth on Exhibit "A" annexed to this Agreement and the tax map description thereof, provided same do not render title to the Subject Premises uninsurable at regular rates without the payment of additional premiums;

12. Any lien or encumbrance (including, without limitation, any mechanics' and materialmen's lien) the removal of which is the obligation of the Tenant pursuant to the Lease;

13. The certificate of occupancy and any variances between such certificate(s) and the actual state or use(s) of the Subject Premises; and

14. Any other matter which the Title Company (as hereinafter defined) may raise as an exception to title, provided the Title Company will insure against collection or enforcement of same out of the Subject Premises and/or that no prohibition of present use or maintenance of the Subject Premises will result therefrom, as may be applicable.

(b) Title to the Subject Premises shall be such as will be insured by any reputable title insurer licensed to issue title insurance in the State of New York (the "Title Company") pursuant to the standard stipulations and conditions of the most current standard ALTA form of Owner's Title Insurance Policy in use in the State of New York, subject only to the matters set forth in subparagraph (a) above.

(c) Unpaid franchise taxes of any corporation in the chain of title shall not constitute an objection to title, provided, that on closing of title, Seller makes such deposit or

guarantee as might be reasonably required by the Title Company and the policy of title insurance issued by the Title Company insures against the collection thereof out of the Subject Premises.

4. APPORTIONMENTS AND ADJUSTMENTS

4.01. The following apportionments shall be made between the parties at the Closing as of midnight of the day preceding the Closing Date; provided, however, that with respect to any amounts payable in respect of utilities, water and fuel, if the Tenant under the Lease is required to make all payments in respect thereof, and is current in making such payments, then no such apportionments shall be required hereunder:

(a) rents and additional rents (as more particularly set forth in Section 4.03);

(b) real estate taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Subject Premises, then apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation as well as any errors or omissions in computing all other apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing for a period of six (6) months;

(c) payments due under any Service Agreements (as hereinafter defined) assigned to and assumed by Buyer pursuant to this Agreement;

(d) utility charges pursuant to readings obtained not more than five (5) days prior to Closing (except to the extent such costs are paid by the Tenant of the Premises directly);

(e) Tax and utility company deposits, if any;

(f) Fees for any assignable permits or licenses;

(g) Fuel, if any, then stored at the Subject Premises on the basis of Seller's last cost therefor, including sales tax, as evidenced by a written statement of Seller's fuel oil supplier, which statement shall be conclusive as to quantity and cost (except to the extent such costs are paid by Tenant of the Premises directly); and

(h) All other adjustments as are usual in a real estate closing in accordance with the customs and practice for title closings established by the Real Estate Board of New York, except if specifically set forth to the contrary.

4.02. Intentionally Omitted.

4.03. If the Tenant is in arrears in the payment of any billed but uncollected rent on the Closing Date, amounts received from the Tenant by the Seller or the Buyer after the Closing shall be applied in the following order of priority: first to the month preceding the month in which the Closing occurs; next to the month in which the Closing occurs; and next to the period, if any, prior to the month preceding the month in which the Closing occurs. Buyer shall use all reasonable diligence

following the Closing in collecting all rent arrears for billed and uncollected rent existing as of the Closing.

4.04. If, on the Closing Date, the Subject Premises or any part thereof is affected by any assessment which is payable in installments, then Seller shall be responsible for any installments that shall become due and payable prior to the Closing Date, and all unpaid installments of such assessment which become due and payable on or after the Closing Date shall be the obligation of the Buyer.

4.05. Notwithstanding anything to the contrary contained in this Agreement, Seller shall attempt to obtain readings of the water meters affecting the Subject Premises to a date no earlier than ten (10) days prior to the Closing (unless such water meter measures charges which are paid by the Tenant of the Subject Premises directly) . At or prior to Closing, Seller shall pay all charges based upon such meter readings (unless such water meter measures charges which are paid by the Tenant of the Subject Premises directly), adjusted to include the Buyer's reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. However, if Seller is unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings and upon the obtaining thereof after Closing, Seller shall pay the charges incurred prior to the Closing as reasonably determined by Seller based upon such readings; and at Closing, Seller shall deposit with the Title Company an amount reasonably estimated by Seller and Buyer to represent the anticipated obligation of Seller under this sentence. This Section 4.05 shall survive the Closing.

5. <u>REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER</u>.

Seller represents and warrants to Buyer that as of the date hereof:

5.01 Seller is the sole owner of the Premises in fee simple and has not entered into any agreement affecting the Premises, other than the lease ("Lease") annexed hereto and made a part hereof as Exhibit B and more fully described herein, granted any rights of occupancy or possession to any third party, and Seller has not executed any other agreement of sale, option agreement or right of first refusal or right of first offer with respect to the Premises.

5.02. The Seller is a limited liability company duly organized and validly existing under the laws of the State of New York. The execution, delivery and performance of this Agreement on behalf of the Seller has been duly authorized and no approval, consent, order or authorization by any third party is required in connection with the execution and delivery of and compliance with this Agreement by Seller. Seller is the record owner of the Subject Premises.

5.03. Seller has not received notice of any pending or proposed condemnation or taking of the Subject Premises.

5.04. The Subject Premises is currently encumbered by a lease by and between the Seller and Highland Park Community Development Corporation (hereinafter referred to as the "Tenant"), dated as of November 27, 2006 whereby Tenant leases all of the Subject Premises (hereinafter referred to as the "Lease'), a copy of which is annexed hereto as Exhibit B. The Lease has not been modified or amended by Seller or Tenant, is in full force and effect, and there are no leases or tenancies of any space in the Subject Premises other than the Lease and the Tenant's sublease with the New York City Department of Homeless Services (the "Sublease"). As of the Effective Date Tenant is current in its rent except to the extent Tenant currently owes Seller the sum of approximately $285,767.76 as additional rent for the payment of real estate taxes made by Seller on behalf of Tenant and which Seller has billed Tenant as additional rent. Other than as provided in

the previous sentence, neither party is in default of any provision of the Lease and neither party has received any notice from the other alleging a default thereunder. To the knowledge of Seller no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease. There are no leases, licenses or occupancy agreements affecting the Subject Premises other than the Lease and any rights of occupants arising thereunder. "Base Year Taxes", as defined in the Lease, are $16,594.28.

5.05. The Lease requires no security deposit and no security deposit has been paid by Tenant.

5.06. There are no management, service, equipment, supply, security, maintenance, concession or other agreements with respect to or affecting the Subject Premises (herein collectively called "Service Agreements") which cannot be cancelled on thirty (30) days' notice.

5.07 Seller acknowledges that Buyer may be required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property. Seller agrees to use commercially reasonable efforts to assist Buyer in preparing the SEC Filings and to provide access to Seller's information reasonably required in connection thereto. In that regard, Seller acknowledges that as a publicly non-traded Real Estate Investment Trust (a "REIT"), Buyer will be required after the Closing Date to comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller shall use commercially reasonable efforts to comply with the provisions set forth in Exhibit C attached hereto and made a part hereof in order to facilitate such compliance by Buyer; provided that, notwithstanding anything contained in this Agreement or in

Exhibit C to the contrary, it is understood and agreed that Seller will not be exposed to any liability on account thereof.

5.08 The copy of the Certificate of Occupancy for the Subject Premises attached hereto as Exhibit D is a true copy of the original certificate which has not been amended or superseded.

5.09. Seller has no knowledge of any litigation with respect to the Lease or the Subject Premises.

5.10 Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.

5.11 Seller has not received any notice of any change in any law, ordinance or regulation that would materially affect the Subject Premises or the use thereof.

5.12 The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller's knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, the Lease or any other material agreement or instrument to which Seller is a party or by which Seller may be bound.

5.13 Seller is not aware of any pending special assessments against the Subject Premises.

5.14 The representations and warranties made by Seller hereinabove set shall survive the Closing Date for a period ending on the first anniversary of the Closing Date. Seller shall indemnify and hold Buyer free and harmless from any loss, cost, damage or expense for breach of its representations and warranties herein, which obligation shall survive the Closing Date and delivery of the Deed for a period of one year from the Closing Date.

6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER.

6.01. The Buyer acknowledges that, except as specifically provided for herein, Seller has made no representations or warranties, is unwilling to make any representations, and held out no inducements to the Buyer, other that those herein expressed. Without limiting the generality of the foregoing, Buyer has not relied on any representations or warranties, and Seller has not made any representations or warranties in either case express or implied, except as herein expressly provided, as to (i) the current or future real estate tax liability, assessment or valuation of the Subject Premises; (ii) the potential qualification of the Subject Premises for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Subject Premises, in its current or any future state with applicable zoning ordinances and the ability to obtain a variance in respect of the Subject Premises' noncompliance, if any, with said zoning ordinances; (iv) the availability of any refinancing for the purchase, alteration, rehabilitation or operation of the Subject Premises from any source, including but not limited to state, city or federal government or any institutional lender; (v) the current or future use of the Subject Premises; (vi) the present and future condition and operating state of any and all machinery

or equipment on the Subject Premises except as herein set forth, and the present or future structural and physical condition of the building or its suitability for rehabilitation or renovation; (vii) the presence or absence of any rules or notices of violations of law issued by any governmental authority; (viii) the layout, Lease (other than as may be set forth hereinabove), rents (other than as may be set forth hereinabove), income, expenses or operation of the Subject Premises; (ix) compliance or noncompliance with any applicable laws, regulations or guidelines; and is thoroughly acquainted with their condition and agrees to purchase them "as is" as of the Closing Date. The Seller is not liable or bound in any manner by any verbal or written statements, pertaining to the Subject Premises or the operation, layout, expenses, condition, income, lease or rents furnished by any real estate broker, agent, employee, or other person, unless the same are specifically set forth herein. This section shall survive the Closing.

7. OPERATIONS PENDING CLOSING.

Seller agrees that between the date hereof and the Closing:

(a) Seller shall operate, manage and maintain the Subject Premises or cause same to be operated, managed and maintained in substantially the same general manner as it is being operated on the date hereof, including, but not limited to the maintenance of property and casualty on the Subject Premises in accordance with the provisions of the Lease.

(b) Buyer acknowledges that, as of the Effective Date, Tenant has certain outstanding obligations to Seller in respect of the payment of real estate taxes required pursuant to the terms of the Lease. Accordingly, Seller reserves the right but not the obligation to institute at its sole cost and expense legal action against the Tenant of the Subject Premises based upon any default by the Tenant prior to the Closing Date to pay such real estate taxes as contemplated in Section 17

hereof; provided, however, that Seller shall not, in the context of such legal action or otherwise, (i) terminate the Lease in the prosecution or settlement of its claims, (ii) in any way modify the obligation of the Tenant under the Lease or (iii) grant any concessions or rent abatements for any period following the Closing, in each case without Buyer's prior written consent. The provisions of this subsection 7(b) shall survive the Closing for a period of six (6) months.

(c) Seller shall not, without Buyer's prior written consent: (a) amend, renew or extend the Lease, or (b) terminate the Lease or tenancy except by reason of a default by the Tenant thereunder in which event, Buyer may terminate this Agreement and obtain a refund of the Deposit.

(d) Seller shall not materially modify or amend any Service to be assumed by Buyer in accordance with Section 18.08 without the Buyer's prior written consent or enter into any new Service Agreement unless the same is terminable without penalty by the then owner of the Subject Premises upon no more than 30 days notice.

(e) Seller shall cooperate with Buyer, at Buyer's sole cost and expense, to cause Seller's mortgagee, Banco Popular to assign its mortgage to a lender financing Buyer's purchase.

8. CLOSING.

The closing of the transaction which is the subject of this Agreement (the "Closing") shall take place on the date which is thirty (30) days from the Effective Date (which date or any other such date as may be agreed upon by the parties is referred to throughout this Agreement as the "Closing Date") at 10:00 a.m. at the office of Stempel Bennett Claman & Hochberg, P.C., 675 Third Avenue, 31st Floor, New York, New York 10017("Seller's Attorneys"), or in such other

location and manner as the parties shall mutually agree. **TIME SHALL BE OF THE ESSENCE** as to the Closing Date as against Buyer and nothing herein, at law or in equity shall be deemed to grant Buyer any right of adjournment with respect to the Closing Date.

9. BROKERAGE.

Seller and Buyer represent and warrant to each other that they have dealt with no broker in connection with this Agreement other than Besen & Associates, Inc. Realty Services (collectively, the "Broker") and that they know of no broker who has claimed or may have the right to claim a commission or other compensation, in connection with this transaction other than the Broker. Buyer shall pay the Broker a commission pursuant to a separate written agreement. Seller and Buyer shall indemnify, defend and hold harmless each other against any costs, claims or expenses, including reasonable attorneys' fees, arising out of the breach on their part of any representations, warranties or agreements contained in this paragraph. The representations and obligations under this paragraph shall survive the Closing or, if Closing does not occur, the termination of this Agreement.

10. SELLER'S CLOSING OBLIGATIONS.

At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

10.01. The Deed, properly executed in recordable form so as to convey the title required by this Agreement.

10.02. Originals of the Lease to the extent same are in Seller's possession or a copy thereof certified as being true, correct and complete .

10.03. A schedule updating Exhibit "B" attached hereto and setting forth all arrears in rents and all prepayments of rents.

10.04. To the extent that they are then in Seller's possession or control, copies or originals of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Subject Premises by governmental and quasi-governmental authorities having jurisdiction.

10.05. An original letter, executed by Seller or its agent or attorneys, advising the Tenant of the sale of the Subject Premises to Buyer and directing that rents and other payments thereafter be sent to Buyer or as Buyer may direct.

10.06. An estoppel certificate executed by the Tenant indicating no defaults under the Lease and otherwise in form, scope and substance reasonably satisfactory to Buyer.

10.07. Two (2) counterpart copies of an Assignment and Assumption of the Lease.

10.08. A New York City Real Property Transfer Tax Return, together with a check in payment of the applicable transfer tax.

10.09. A New York State Combined Real Estate Transfer Tax Return, together with a check in payment of the applicable transfer tax.

10.10. A New York Equalization and Assessment Report.

10.10. A Certification of Non-Foreign Status in accordance with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended ("Section 1445").

10.11. Such evidence as the Title Company shall reasonably require, to the effect that the execution and performance of this Agreement has been duly authorized by Seller, and evidencing the authority of the signatory acting on behalf of Seller.

10.12 The original executed Lease (if in Seller's possession).

10.13 An Estoppel Certificate from Seller in form and substance reasonably acceptable to Buyer's institutional lender regarding the Lease.

10.14 Two (2) counterpart copies of an Assignment and Assumption of the Service Contracts together with originals or copies of such Service Contracts and any Intangible Property in the possession or control of Seller.

11. BUYER'S CLOSING OBLIGATIONS

11.01. At the Closing, Buyer shall:

(a) Pay the balance of the Purchase Price, as provided in Sections 2(b) and 2(c);

(b) Cause the Deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing Date;

(c) Execute and deliver two (2) counterpart originals of the Assignment and Assumption of Lease and Assignment and Assumption of Service Contracts; and

(d) Execute and deliver any other documents required by this Agreement to be executed and delivered by Buyer.

12. DESTRUCTION, DAMAGE OR CONDEMNATION.

12.01. Seller shall keep in effect until Closing its present hazard insurance. The risk of any loss by fire or other casualty or by the taking of the Subject Premises or any part thereof by eminent domain shall be assumed solely by Seller until Closing; provided, however, that in the event of damage to or destruction of the Subject Premises, this Agreement shall remain in full force and effect, and Seller shall pay over to Buyer the amount of the insurance proceeds collected to the extent not applied to the restoration or repair of the Subject Premises or, if any proceeds have not been collected, Seller shall assign to Buyer all its right, title and interest in and to the same to the extent not applied by Seller to the restoration or repair of the Subject Premises. Seller retains the right to make, compromise and settle any claims against the insurance company arising out of any such casualty. Notwithstanding the foregoing, if any damage to the Subject Premises shall occur prior to the Closing Date and the estimate cost to correct such damage is in excess of $2,250,000, then Buyer will have the option to cancel this Agreement and have its Deposit returned.

13. OBJECTIONS TO TITLE: FAILURE OF SELLER OR BUYER TO PERFORM.

13.01. Promptly after the execution hereof, Buyer, at its sole cost, shall make application to the Title Company for its commitment to insure the Buyer's title to the Subject Premises subject only to those matters set forth in Article 3 of this Agreement (the "Commitment") and if Buyer shall elect to do so, to obtain an ALTA survey (the "Survey") of the Subject Property. Buyer shall cause the Title Company to send the Commitment a to the Seller's attorney not later than seven (7) days after the Effective Date. In addition, if Buyer shall elect to obtain a new Survey, the Buyer shall cause the Surveyor to send such new Survey to the Seller's attorney not later than three (3) business days after the issuance thereof.

13.02. In the event Buyer objects to any one or more exceptions, encumbrances, requirements or matters reflected in the Commitment or the Survey indicates that the title to the property is uninsurable, Buyer shall deliver to Seller on or prior to ten (10) days after the Effective Date, written notice of Buyer's objections and Seller may, but shall not be obligated to, cure same. If Seller is unable or unwilling to eliminate such exceptions, encumbrances, requirements or other matters or otherwise cure Buyer's objections, it shall notify Buyer to that effect within five (5) days after Seller's receipt of Buyer's objection notice, and Buyer shall have a period of five (5) days after receipt of Seller's notice within which to either (i) terminate this Agreement, in which event the Deposit, and all interest accrued thereon, shall be returned to Buyer; or (ii) waive the objection and close the purchase of the Subject Premises subject to the exception, encumbrance, requirement or other matter to which Buyer had objected, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. If Seller fails to notify Buyer of Seller's election to cure Buyer's objections within such five (5) day period, Seller shall be deemed to have elected not to cure Buyer's objections. If written objections to the Commitment or the Survey are not delivered to Seller on or before ten (10) days from the Effective Date, Buyer shall be deemed to have conclusively accepted the same and such exceptions, encumbrances, requirements or documents noted in the Commitment as exceptions to Seller's title shall be deemed to be permitted exceptions to Seller's title to the Subject Premises. Notwithstanding anything to the contrary contained above, the matters contained in Section 3 hereof shall only constitute grounds for objection by Buyer to the extent that the matters objected to are listed in Part II of Schedule B to the Commitment and are not shown on Schedule 13.02 attached hereto, and Seller shall only have an obligation to remove such

matters as a condition to Buyer's obligation to purchase the Subject Premises in accordance with this Agreement

13.03. This Agreement shall not be deemed to require Seller (1) to institute any legal action or proceeding to remove any defects in or objections to title or to fulfill any condition of the performance of this Agreement or (2) to expend any moneys to remove any defects or objections to title.

13.04. The acceptance of the Deed by Buyer shall be deemed to be full performance of, and discharge of, every agreement and obligation on the part of Seller to be performed hereunder as a condition precedent to Buyer's obligations except for matters that are expressly provided herein to survive the Closing.

13.05. Each party shall deliver or cause to be delivered to the other party or to the Title Company such duly executed and acknowledged or verified certificates and other instruments respecting its power and authority to perform the obligations hereunder, the due authorization thereof by appropriate proceedings and the authority of the officer or other representatives acting for it at the Closing, as counsel for the other party or the Title Company may reasonably request.

13.06. If the Subject Premises shall, at the time of Closing, be subject to any liens, such as for judgments or transfer, franchise, license or other similar taxes, or any encumbrances or other title exceptions which would be grounds for Buyer to reject title hereunder, the same shall not be deemed an objection to title provided that, at the time of Closing, the Title Company will issue or bind itself to issue a policy which will insure Buyer against collection thereof from or enforcement thereof against the Subject Premises for a premium computed at regular rates. The existence of any

such liens or other defects at the Closing shall not be deemed defects in or objections to title if Seller shall deliver at the Closing instruments in form sufficient to satisfy the same.

13.07 Notwithstanding anything to the contrary contained herein, Seller shall have the right to remedy any objection(s) raised by Buyer to the Commitment and, for such purpose, shall be entitled, in Seller's sole and absolute discretion, to one or more adjournments of the Closing Date for an aggregate period not exceeding sixty (60) days provided, however, that Seller's indemnity of the Title Company shall not constitute a "remedy" for purposes hereof for any title objections (other than for liens which would be insured against in accordance with Section 13.06 of this Agreement). Buyer's obligations under this Agreement shall remain in full force and effect during any such adjournment period. This Paragraph shall in no wise be deemed to allow Buyer any adjournment of the Closing Date and, unless Seller elects to remedy and objections as hereinabove set forth, Buyer shall be obligated to close title to the Subject Premises on or before the Closing Date, **TIME BEING OF THE ESSENCE**.

14. ESCROW.

14.01. The Deposit shall be held in escrow by Escrow Agent. Escrow Agent is hereby appointed as Escrow Agent to hold and distribute the Deposit in accordance with the terms hereof and Escrow Agent hereby acknowledges receipt of the Deposit and agrees to act in such capacity.

14.02. The Deposit shall be held in an interest bearing account and interest shall be added to and become part of the Deposit, and shall be paid to the party entitled to the Deposit, but the interest shall not be credited to the Purchase Price.

14.03. Escrow Agent will deliver the Deposit to Buyer or Seller, as the case may be, upon the following terms and conditions:

(i) To Seller upon the consummation of the Closing contemplated herein, or

(ii) To Seller, upon receipt of a written notice from Seller, stating that Seller is entitled under the Agreement to the Deposit and demanding payment of the same; provided, however, that Escrow Agent will not honor such demand until not less than ten (10) days after the date on which Escrow Agent shall have delivered a copy of such notice and demand to Buyer, nor thereafter, if during such ten (10) day period, Escrow Agent shall have received written notice of objection from Buyer in accordance with the terms set forth below.

(iii) To Buyer, if Buyer delivers notice of its election to terminate this Agreement on or prior to the last day of the Due Diligence Period (as defined below) pursuant to Section 18.06 herein.

(iv) To Buyer, upon receipt of a written notice from Buyer, stating that Buyer is entitled under this Agreement to the return of the Deposit and demanding return of the same (other than as provided in subparagraph (iii) above; provided, however, that Escrow Agent will not honor such demand until not less than ten (10) days after the date on which Escrow Agent shall have delivered a copy of such notice and demand to Seller, nor thereafter, if during such ten (10) day period, Escrow Agent shall have received written notice of objection from Seller in accordance with the terms set forth below.

14.04. Upon receipt of a written demand for the Deposit pursuant to the provisions of subsections 14.03(ii) or 14.03(iv) above, Escrow Agent shall promptly deliver a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by delivery to and receipt by Escrow Agent of written notice of objection within ten (10) days after the receipt of Escrow Agent's mailing of such copy to the other party, but not thereafter. Upon receipt of such notice of objection, Escrow Agent shall promptly deliver a copy thereof to the party who made the

written demand.

14.05. If Escrow Agent shall have received a notice of objection as provided above, within the time therein prescribed, or any disagreement or dispute shall arise between or among any of the parties hereto resulting in adverse claims and demands being made for the Deposit whether or not litigation has been instituted, then Escrow Agent shall continue to hold the Deposit subject to such adverse claims and Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with such claims or demand, and (i) in the event of any joint written direction from Seller and Buyer, Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) in the event Escrow Agent shall receive a written notice advising that a litigation over entitlement to the Deposit has been commenced, Escrow Agent may deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) Escrow Agent may (but shall not be required to) take such affirmative steps as it may, at its option, elect in order to substitute another impartial party reasonably acceptable to Seller and Buyer to hold the Deposit in accordance with this Agreement subject to such adverse claims including the commencement of an action for interpleader in a court of competent jurisdiction, the cost thereof to be borne by whichever of Seller and Buyer is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder. Seller and Buyer jointly and severally agree to reimburse Escrow Agent for any and all expenses incurred in the discharge of its duties under this Article, including, without limitation, attorneys' fees. Nothing herein, however, shall affect the liability of a defaulting party to another party for reimbursement of any amount paid to Escrow Agent under this subsection.

14.06. It is expressly understood that Escrow Agent acts hereunder as an accommodation to Seller and Buyer and as depository only and is not responsible or liable in any

manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form or execution of such instruments or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or the parties may act. The Escrow Agent shall have no liability other than for its gross negligence or actual malfeasance and shall, in all instances, act in accordance with the terms and provisions of this Agreement.

14.07. Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

14.08. In the event of a dispute between the parties regarding the disposition of the Deposit, Escrow Agent shall take one of the actions described in paragraph 14.05 above, and upon delivery of the Deposit in accordance therewith, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit and any and all of its obligations therefrom.

14.09. Buyer and Seller, by executing this Agreement, consent to the financial stability of the depositary bank and agree to hold the Escrow Agent harmless for all loss, cost or damage by reason of any bank failure.

14.10. Notwithstanding anything to the contrary herein contained, Buyer agrees that Stempel Bennett Claman & Hochberg, P.C. may represent Seller as Seller's counsel in any action, suit or other proceeding between Seller and Buyer or in which Seller and Buyer may be involved.

15. NOTICES.

All written notices provided for or contemplated by this Agreement shall be addressed to (a) the party to whom such notice is directed at the address hereinafter specified, unless written notice of a change of address shall have been furnished to the other party and (b) to such party's attorney at the address hereinafter specified for such attorney. All notices shall be in writing and sent by either Certified Mail, Return Receipt Requested or by a nationally recognized overnight courier such as Federal Express or UPS for next business day delivery:

To Seller:

Tilden LLC
c/o Kohanoff Arco
11243 San Fernando Road
San Fernando, California 91340

With a copy to:

Stempel Bennett Claman & Hochberg, P.C.
675 Third Avenue, 31st Floor
New York, New York 10017
Attn: Steven R. Hochberg, Esq.

To Buyer:

URP Investments LLC
c/o United Realty Partners, LLC
44 Wall Street, Second Floor
New York, New York 10005

With a copy to:

Proskauer
Eleven Times Square
New York, New York 10036
Attention: Steven L. Lichtenfeld, Esq.

To Escrow Agent:

Stempel Bennett Claman & Hochberg, P.C.
675 Third Avenue, 31st Floor
New York, New York 10017
Attn: Steven R. Hochberg, Esq.

Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of (i) actual receipt or refusal by the addressee, or (ii) three (3) business days following the date such notices, demands or requests shall be deposited in any Post Office, or branch Post Office regularly maintained by the United States Government, or (iii) one (1) business day after delivered to the nationally recognized overnight courier service, as the case may be.

16. CLOSING COSTS.

Seller shall pay the New York City Real Property Transfer Tax and New York State Real Estate Transfer Tax, and the recording fees of any document necessary to satisfy any lien against the Subject Premises. Buyer shall pay the costs of examination of title, any owner's policy of title insurance to be issued insuring Buyer's title to the Subject Premises, any mortgagee's policy of title insurance to be issued insuring any mortgage encumbering the Subject Premises, as well as all other title charges and all other costs or expenses incident to execution or recordation of documents required in order to transfer title to or mortgage the Subject Premises and record any document given in connection with the conveyance and mortgaging of the Subject Premises.

17. PENDING TAX REDUCTION PROCEEDINGS.

Seller is hereby authorized to continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Subject Premises subsequent to the Closing, and in Seller's sole discretion to litigate same. The net refund of taxes, if any, in any proceeding for the tax year in which the Closing occurs shall be apportioned between Seller and Buyer in accordance with the provisions of this Agreement. Prior to any apportionment, however, Seller shall be entitled to deduct from any refund that it receives the expenses (including attorneys' fees) incurred in obtaining such refund. The allocation of such expenses shall be based upon the total refund obtained in the proceeding and in any other proceeding simultaneously involved in the trial or settlement. The net refund of taxes, if any, for tax years prior to the tax year in which the Closing occurs shall belong entirely to Seller. Buyer shall deliver to Seller, upon demand, receipted tax bills and cancelled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. The provisions of this section shall survive the Closing.

18. DUE DILIGENCE

18.01 Buyer has presented to Seller a list of requested due diligence items attached hereto as Exhibit E (the "Due Diligence List"). Commencing on the Effective Date and continuing until the date which is fifteen (15) days after the Effective Date (such period being referred to herein as the "Due Diligence Period"), Buyer shall have reasonable access to the Premises at reasonable times during normal business hours, for the purpose of conducting reasonably necessary environmental inspections and tests, provided that (i) Buyer must give Seller twenty four (24) hours' prior telephone or written notice of any such inspection or test, and with respect to any

intrusive inspection or test (i.e., core sampling) must obtain Seller's prior written consent (which consent shall not be unreasonably withheld or conditioned by Seller), (ii) and prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities at the Premises in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Premises, which insurance shall name Seller, Seller's mortgagee and Seller's Tenant as additional insureds thereunder, and (iii) all such tests shall be conducted by Buyer in compliance with Buyer's responsibilities set forth in Section 18.04 below. Buyer shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 18.03 hereof, Buyer or Buyer's representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Buyer must contact Seller at least forty eight (48) hours in advance by telephone or fax to inform Seller of Buyer's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

18.02 If this Agreement terminates for any reason other than Seller's default, then Buyer shall deliver to Seller copies of all third party reports, investigations and studies (collectively, the "Reports" and, individually, a "Report") prepared for Buyer in connection with its due diligence review of the Premises provided Seller reimburses Buyer the cost of reproducing such reports. The Reports shall be delivered to Seller without any representation or warranty as to the

completeness or accuracy of the Reports or any other matter relating thereto. Buyer's obligation to deliver the Reports to Seller shall survive the termination of this Agreement.

18.03 Except as may be required by law or court order, Buyer shall not disclose the contents of any investigations or Reports to any person other than to those persons who are assisting or involved in Buyer's acquisition and financing of the Premises, including, but not limited to, Buyer's lenders, prospective lenders, investors, potential investors, accountants, consultants, agents and lawyers (collectively, "Permitted Outside Parties"); provided, however, Buyer shall disclose only such information (i) to a particular Permitted Outside Party as is reasonably necessary in the reasonable judgment of Buyer for that Permitted Outside Party to perform its role in assisting Buyer in its acquisition and financing of the Premises. (ii) in connection with any action suit or proceeding arising as a result of any disputes between the parties, or (iii) as compelled by a court of law or other governmental authority. Buyer shall not divulge or suffer or permit Permitted Outside Parties to divulge the contents of any information except in strict accordance with the confidentiality standards set forth in this Section 18.03 and shall inform Permitted Outside Parties of the terms hereof and instruct such parties to comply herewith. This Section 18.03 shall survive any termination of this Agreement for a period of one (1) year after such termination but shall not survive the Closing.

18.04 In conducting any inspections, investigations or tests of the Premises, Buyer and its agents and representatives shall: (i) not unreasonably disturb any tenant or occupant or interfere with their use of the Premises pursuant to their respective leases; (ii) not unreasonably interfere with the operation and maintenance of the Premises; (iii) not fail to restore any part of the Premises or any personal Premises owned or held by any tenant or any third party; (iv)

not injure or otherwise cause bodily harm to Seller, or its respective agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply in all material respects with all applicable legal and regulatory requirements; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Premises; (vii) not permit any liens to attach to the Premises by reason of the exercise of its rights hereunder; (viii) promptly repair any damage to the Premises resulting directly or indirectly from any such inspection or tests to substantially the same condition which existed prior to such inspection or test; and (ix) not reveal or disclose prior to Closing any information obtained concerning the Premises to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 18.03 above, or except as may be otherwise required by law or court order.

18.05 Buyer agrees to indemnify and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including without limitation reasonable attorneys' fees and disbursements) arising out of Buyer's inspections or tests permitted under this Agreement or any violation of the provisions of this Article 18; provided, however, that such indemnity shall not be applicable to conditions merely discovered by Buyer, nor shall such indemnity extend to liabilities, costs, expenses, damages or injuries caused by or arising out of the acts or omissions of Seller or its agents. In no event shall Buyer ever be liable to Seller for any indirect, special or consequential damages suffered by Seller from whatever cause unless such damages arise from Buyer's gross negligence or willful misconduct. Buyer's obligations under this Section 18.05 shall survive the termination of this Agreement and shall survive the Closing.

18.06 Buyer shall have the right to terminate this Agreement by written notice ("Buyer's Termination Notice") to Seller on or prior to the expiration of the Due Diligence

Period If Buyer exercises its termination right as set forth herein, the Deposit shall be promptly returned to Buyer, and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

18.07 In the event Buyer has not terminated this Agreement during or at the end of the Due Diligence Period, Buyer shall have waived its right to terminate this Agreement pursuant to Section 18.06 above, and the Deposit shall "go hard" and be non refundable to Buyer, at the end of the Due Diligence Period, except for the default of Seller under this Agreement and otherwise subject to the terms and conditions of this Agreement. Even though the Deposit is non refundable to Buyer as outlined herein subject to the terms and conditions of this Agreement, the Seller's Attorney shall still maintain such funds in escrow pursuant to the terms of this Agreement.

18.08 Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of those service agreements which Buyer shall make an election to assume (the "Service Agreements").

19. NO FINANCING CONTINGENCY.

This Agreement is not contingent upon the Buyer obtaining financing or any commitment for financing.

20. MISCELLANEOUS PROVISIONS.

20.01. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements,

understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

20.02. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York in all respects including the validity, interpretation and performance thereof and without giving effect to principles of conflict of laws.

20.03. The captions in this agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement.

21.04. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

20.05. The submission of this Agreement by Seller to Buyer shall in no manner bind Seller nor shall the same constitute an offer by Seller to Buyer. This Agreement shall be binding on Seller only when duly executed by Seller and Buyer and upon delivery of a copy of such fully executed agreement by Seller to Buyer.

20.06. If the provisions of any Exhibit or schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such Exhibit or schedule shall prevail.

20.07. The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded in any public record and that, unless otherwise agreed to by Seller or otherwise required by law, this Agreement and the transaction contemplated herein shall be kept confidential by the parties.

20.08. Any time period provided herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

20.09. This Agreement may be executed in any number of counterparts and by facsimile or portable document format (PDF), each of which shall be deemed an original and all of which constitute one and the same instrument.

20.10. Buyer and its agents shall have the right at reasonable times and from time to time to inspect the Subject Premises, provided that reasonable advance written notice thereof shall be given to Seller as herein provided.

20.11. In no event may Buyer contact the Tenant of the Subject Premises without Seller's express written consent. Any violation of this provision shall be deemed to be a material default under this Agreement.

20.12. Should Buyer violate or fail to perform any of the terms or conditions of this Agreement (including, but not limited to its obligation to close on the Subject Premises) and because the anticipated damages arising from a breach of this Agreement, as herein provided are uncertain in amount and difficult to prove and because the parties hereto wish to liquidate said damages in advance and because monies paid in pursuance of this Agreement are not greatly disproportionate to the damage reasonably to be anticipated in the event of breach, it is agreed that in the event Buyer shall default in any of its obligations hereunder, including but not limited to its obligation to close on the Subject Premises, Buyer shall forfeit the Deposit, and thereafter both parties shall be released of all further liability hereunder, except as stated to survive the termination of this Agreement. Nothing set forth in this Paragraph 20.12 shall be deemed to limit Seller's rights against Buyer by reason of

the indemnity obligations of Buyer to Seller set forth in this Agreement which shall survive the termination of this Agreement.

20.13 Should Seller violate or fail to perform any of the terms or conditions of this Agreement, Buyer's sole right of recourse against Seller shall be to bring an action against Seller for specific performance.

20.14. Buyer may not assign this Agreement to any person or to any entity without the prior written consent of Seller and any assignment in violation of this provision shall be null and void and constitute a material breach of this Agreement. Any change in control of Buyer or of any of the direct or indirect ownership interests in Buyer, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 20.14. Notwithstanding the foregoing, Seller's consent shall not be required in respect of an assignment of the Buyer's interest under this Agreement, in its entirety only, to (i) the DownREIT Joint Venture entity referenced in Schedule 2A or (ii) an entity that is at least fifty percent (50%) owned and controlled by Buyer or any of its key principals (each a " Permitted Assignee"). Except in the case of a Permitted Assignee, no such assignment shall be effective, however, unless and until Buyer shall have furnished to Seller both a fully executed copy of the assignment and a fully executed assumption agreement, in form satisfactory to Seller, by the assignee to assume, perform and be responsible, jointly and severally with the Buyer named herein, for the performance of all of the obligations of Buyer under this Agreement and to pay all additional transfer or documentary taxes imposed as a result of such assignment, and which contains a representation by the assignee that all of the representations and warranties made by Buyer in this Agreement are true and correct with respect to the assignee as of the date of the assumption agreement. In no event shall Buyer be

relieved of any liability hereunder by reason of an assignment of its rights hereunder and the express terms of any assignment by Buyer shall reaffirm Buyer's obligations hereunder.

20.15. Buyer acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller's environmental and/or engineering reports or other plans and materials relating to the Subject Premises made available to Buyer, if any (collectively, the "Reports"), or other documents relating to the Subject Premises, and Buyer shall have no claim against Seller based upon the Reports or such other documents relating to the Subject Premises or Seller's failure to deliver any documents relating to the Subject Premises to Buyer.

20.16. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, BUYER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER AND (AS THE CASE MAY BE) SELLER'S OFFICERS, DIRECTORS, MEMBERS, MANAGERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND AFFILIATES FROM ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND DISBURSEMENTS WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE *"CLAIMS"*), WHICH BUYER HAS OR MAY HAVE IN THE FUTURE, ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT) OF THE SUBJECT PREMISES WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (ii) ANY OTHER CONDITIONS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE SUBJECT PREMISES, WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, ANY CLAIM FOR INDEMNIFICATION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (42 U.S.C. SECTION 9601, ET SEQ.) OR ANY OTHER FEDERAL, STATE OR LOCAL STATUTE, RULE OR ORDINANCE RELATING TO LIABILITY OF PROPERTY OWNERS FOR ENVIRONMENTAL MATTERS, WHETHER ARISING BASED ON EVENTS THAT OCCURRED BEFORE, DURING OR AFTER SELLER'S PERIOD OF OWNERSHIP OF THE SUBJECT PREMISES AND WHETHER BASED ON THEORIES OF INDEMNIFICATION OR OTHERWISE. THE RELEASE SET FORTH IN THIS SECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL LAWS OF THE UNITED STATES, THE STATE IN WHICH THE SUBJECT PREMISES IS LOCATED OR ANY

POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE DATE OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, IN THE EVENT AN ENVIRONMENTAL ACTION IS COMMENCED BY ANY PERSON NOT A PARTY TO THIS AGREEMENT OR GOVERNMENTAL AGENCY OR AUTHORITY SUBSEQUENT TO THE CLOSING FOR CONTAMINATION OR ANY FAILURE TO COMPLY WITH ENVIRONMENTAL LAWS BASED UPON EVENTS OR CONDITIONS WHICH EXISTED PRIOR TO BUYER'S PERIOD OF OWNERSHIP, NOTHING CONTAINED HEREIN SHALL (I) PREVENT BUYER FROM IMPLEADING SELLER IN SUCH ACTION, OR (II) RELEASE SELLER FROM ANY OBLIGATION TO PAY ITS SHARE OF ANY RESULTING COSTS OR LIABILITIES. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER'S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER'S COUNSEL. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT WHICH THIS AGREEMENT PROVIDES ARE TO SURVIVE CLOSING OR ANY INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLER IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING. BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

20.17. At the option of either Seller or Buyer, each party agrees to cooperate with the other to qualify this transaction as a like-kind exchange of property described in Section 1031 of the Internal Revenue Code of 1986, as amended. Seller and Buyer further agree to consent to the assignment of this Agreement to a "Qualified Intermediary" and/or take such other action reasonably necessary to qualify this transaction as a like-kind exchange provided that (i) such exchange shall be at the cost and expense of the requesting party, (ii) the other party shall incur no liability as a result of such exchange and (iii) no such assignment of this Agreement shall relieve the requesting party of its obligations under this Agreement and the requesting party shall remain liable for the performance of its obligations hereunder including, without limitation, the representations, warranties, and

covenants given by it under this Agreement.

20.18. Each of the parties will pay its own attorneys' fees except as otherwise specifically provided for herein. In any dispute or action between the parties arising out of this Agreement, or in connection with the Subject Premises, the prevailing party shall be entitled to have and recover from the other party all losses, damages, costs and expenses (including without limitation court costs and reasonable attorneys' fees) related thereto, whether by final judgment or by out-of-court settlement.

20.19. Buyer agrees to treat all information received with respect to the Subject Premises, whether such information is obtained from Seller or from Buyer's own studies, in a confidential manner. Buyer shall not disclose any such information to any third parties, other than such disclosure to Buyer's counsel, consultants, accountants and advisors as may be required in connection with the transactions contemplated hereby. In each of the aforementioned cases, such disclosure is to be made expressly subject to this confidentiality requirement. Buyer agrees to keep the terms and conditions of this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party. The provisions of this Section 20.19 shall survive the Closing or earlier termination of this Agreement.

20.20 BUYER DEFAULT; LIQUIDATED DAMAGES. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER. THE PARTIES HAVE AGREED

THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 9 AND 18.05.

____________________ Buyer's Initials

____________________ Seller's Initials

20.21 SELLER'S DEFAULT. If Seller defaults in its obligations to consummate the Closing in accordance with the terms of this Agreement, and no default by Buyer has occurred which remains uncured, then Buyer as its sole and exclusive remedy shall have the right to elect one (but not more than one) of the following remedies:

(i) Accept such title to the Subject Premises at the Closing as Seller is able to cause to be conveyed without abatement of the Purchase Price;

(ii) Terminate this Agreement by written notice to Seller, whereupon the giving of such

THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 9 AND 18.05.

Buyer's Initials S.K Seller's Initials

20.21 SELLER'S DEFAULT. If Seller defaults in its obligations to consummate the Closing in accordance with the terms of this Agreement, and no default by Buyer has occurred which remains uncured, then Buyer as its sole and exclusive remedy shall have the right to elect one (but not more than one) of the following remedies:

(i) Accept such title to the Subject Premises at the Closing as Seller is able to cause to be conveyed without abatement of the Purchase Price;

(ii) Terminate this Agreement by written notice to Seller, whereupon the giving of such

notice, this Agreement will terminate and be null and void and of no further force and effect, except that Buyer shall be entitled to the Deposit; and the parties hereto will have no further liability or obligation hereunder, except for such liabilities or obligations which are expressly stated herein to survive the termination of this Agreement; or

(iii) Compel specific performance hereunder by Seller of Seller's material obligations hereunder.

20.22 WAIVER OF JURY TRIAL. Buyer and Seller each hereby waives any right to jury trial in connection with any suit, action, proceeding or claim arising out of or relating to this Agreement. Any suit, action, proceeding or claim arising out of or relating to this Lease shall be brought exclusively in the United States District Court for the Southern District of New York or the Supreme Court for City of New York, and Buyer and Seller agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

TILDEN, LLC

By:______________________________
Name:
Title:

BUYER:

UNITED REALTY CAPITAL
OPERATING PARTNERSHIP, L.P.

By:______________________________ CEO of General Partner
Name:
Title:

ESCROW AGENT:

ACKNOWLEDGED AND AGREED
WITH RESPECT TO ARTICLE 14 ONLY.

STEMPEL BENNETT CLAMAN &
HOCHBERG, P.C.

By:______________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

TILDEN, LLC

By: [signature]
Name: SIAMAK KOHANOFF
Title: PRESIDENT

BUYER:

UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P.

By: [signature] CEO of General Partner
Name:
Title:

ESCROW AGENT:

ACKNOWLEDGED AND AGREED WITH RESPECT TO ARTICLE 14 ONLY.

STEMPEL BENNETT CLAMAN & HOCHBERG, P.C.

By:____________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

TILDEN, LLC

By:____________________________
Name:
Title:

BUYER:

UNITED REALTY CAPITAL
OPERATING PARTNERSHIP, L.P.

By:____________________________
Name:
Title:

ESCROW AGENT:

ACKNOWLEDGED AND AGREED
WITH RESPECT TO ARTICLE 14 ONLY.

STEMPEL BENNETT CLAMAN &
HOCHBERG, P.C.

By:____________________________
Name: STEVEN HOCHBERG
Title: PARTNER

EXHIBIT "A"

Legal Description of Subject Premises

EXHIBIT "B"

Lease

EXHIBIT "C"

8-K and Audit Requirements

For the period of time commencing on the Effective Date and continuing through the last day of the third month following the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, use commercially reasonable efforts to provide Buyer and its representatives, agents and employees with access to information which is relevant and reasonably necessary, for the Buyer's outside third party accountants (the "Accountants"), to enable Buyer and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"); (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for all out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement. Seller acknowledges and agrees that the following is a representative description of the information and documentation that Buyer and the Accountants may require in order to comply with (a), (b) and (c) above. Seller shall provide the following information, to the extens the same is available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1. Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2. Access to Lease files;

3. Most currently available real estate tax bills;

4. Seller's schedule of expense reimbursements required under the Leases in effect on the Closing Date;

5. Access to Seller's invoices with respect to expenditures made during the Final Fiscal Year; and

6. Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.

Upon at least thirty (30) days prior written notice and not more than once during the three (3) month period, upon Buyer's request, Seller shall on a one (1)-time basis only, make Seller's books, records, existing supporting invoices and other existing substantiating documentation relating solely to the Premises, that are not deemed by Seller to be privileged, available to Buyer for inspection, copying and audit by Buyer's designated accountants, at the expense of Buyer. This obligation shall survive the Closing for a period of three (3) months following the Closing and shall not be merged with any instrument of conveyance delivered at the Closing.

EXHIBIT "D"

Certificate of Occupancy

Schedule 2A

This following outlines the terms and conditions under which the Seller would retain an ownership interest in the Subject Premises from and after the Closing through a to-be-formed limited partnership or limited liability company (the "DownREIT") between the Buyer, acting through one or more of its affiliates, and the Seller on such terms and conditions in accordance with this Agreement and reasonably acceptable to Seller. Capitalized terms used in this Schedule 2A and not defined shall have the meanings specified in the Agreement for the Acquisition and Transfer of Real Property (the "Purchase Agreement") to which this Schedule is attached.

Joint Venture The Seller and the Buyer will form the DownREIT at Closing to acquire the Subject Premises. The DownREIT will acquire the Subject Premises in accordance with the terms of the Purchase Agreement. The purpose of the DownREIT shall be limited to ownership of the Subject Premises. The ownership of the Subject Premises will be through a special purpose entity ("SPE") owned 100% by the DownREIT, and the DownREIT will own no other assets other than the SPE.

Capital Contribution The DownREIT will be capitalized at Closing with initial cash capital contributions by the Buyer in an amount sufficient to complete the acquisition of the Subject Premises in accordance with the terms of the Purchase Agreement and pay related expenses. The Seller shall be deemed to have contributed $7.5 million to the DownREIT at the Closing.

From time to time during the term of the DownREIT, the Buyer may contribute additional cash contributions to the DownREIT and the Preferred Return (as defined below) shall accrue on such additional cash contributions from and after the date of such contribution. Other than the deemed capital contribution at Closing, at no time shall the Seller have any obligations to contribute capital to the DownREIT.

Distributions A. *Net Cash Flow*. Net cash flow from the DownREIT shall be distributed no less frequently than annually as follows:
First, to the Seller until the Seller has received its Preferred Return (as defined below);
Second, to the Buyer until the Buyer has received its Preferred Return; and
Thereafter, pari passu and pro rata to the Seller and the Buyer in accordance with the respective total unreturned capital contributions made or deemed made to the DownREIT.

"Preferred Return" shall mean a cumulative return of 7% per annum on

the total unreturned capital contributions made or deemed made by a party to the DownREIT.

B. *Net Capital Proceeds*. Upon sale or refinancing of the DownREIT or the Subject Premises (or the DownREIT's interest in a subsidiary of the DownREIT which may own the Subject Premises (the "Subsidiary")) of cash capital proceeds (net of any amounts applied to repay debt or which are reinvested in the DownREIT or the Subsidiary or used for working capital) shall be distributed within 30 days pari passu and pro rata to the Seller and the Buyer in accordance with the respective total unreturned capital contributions made or deemed made to the DownREIT.

Control

The Buyer shall be the managing member or general partner of the DownREIT with control over all decisions of the DownREIT, such as sale, financing and capital issues, except to the extent otherwise set forth in this Term Sheet. Any fiduciary duties owed by the Buyer to the Seller will be waived.

Seller Exchange Right

The Seller at anytime after the New York City Department of Homeless Services ("NYC") has entered into a new agreement with a term of not less than two years (with options to renew) to provide services to operate traditional housing units with Highland Park Development Corporation (the "Tenant") at the Subject Premises; provided that (i) such new agreement is effective as of June 30, 2014, (ii) has an operating budget of not less than the 2013 fiscal operating budget which Tenant has presented to NYC (which is attached as an exhibit to this Agreement), and (iii) the Lease of the Subject Premises to the Tenant is in full force and effect and the Tenant is not in default thereunder (the "Trigger Event"), shall have the right, upon 60 days notice to the Buyer, to cause the Buyer to issue to the Seller in exchange for its interest in the DownREIT (the "DownREIT Units") such number of OP Units (as such term is defined in the Agreement or Limited Partnership of the Buyer dated as of August 15, 2012) equal to the quotient of the total unreturned capital contributions made or deemed made by the Seller to the DownREIT divided by $11.00 (the "Put").

Mandatory Conversion

If a Trigger Event occurs the Buyer shall have the right upon 60 days notice to cause the Seller to exchange its DownREIT Units for such number of OP Units equal to the quotient of the total unreturned capital contributions made or deemed made by the Seller to the DownREIT divided of $11.00 (the "Call").

Termination of Put or Call	If the Trigger Event does not occur by June 30, 2014, each of the Put and Call shall terminate and be of no further force and effect.
Transferability of Interests	Each of the Seller and the Buyer shall have the right to transfer its interest in the Buyer without the consent of the other party, provided that (i) the Buyer may not effect any sale or transfer (excluding any pledge or foreclosure of pledge) of its interest that would result in affiliates of the Buyer owning less than 20% of the direct and indirect beneficial interest in the DownREIT unless the Seller is granted a "Tag-Along Right" with respect to such sale and (ii) any transfer of the Seller's interest in the DownREIT (other than to affiliates) shall be subject to a right of first offer in favor of the Buyer provided the DownREIT is not in default of its obligations with respect to the Put. A "Tag-Along Right" shall mean an option by the Seller to sell its entire interest in the DownREIT at a price equal to what the Seller would receive if the Whole-Company Valuation (as defined below) was distributed by the DownREIT in accordance with this Term Sheet. "Whole-Company Valuation" shall mean the price being paid for the interest being sold or transferred by the Buyer grossed-up to reflect the interest being sold represents only a portion of the non-Seller interest in the DownREIT. The Buyer shall not have the right to issue additional equity interests in the DownREIT to third parties.
Reporting	The DownREIT will provide the Seller with (i) unaudited quarterly and audited annual financial statements and (ii) copies of any regular reports required to be provided to lenders to the DownREIT or the Subsidiary.
Tax Treatment	It is the intent of the parties that the receipt of the ownership interest in the DownREIT by the Seller pursuant to the terms set forth in the Purchase Agreement shall be a tax-free transaction to the Seller. The Buyer will be permitted to choose for the DownREIT and its members or partners an acceptable method of allocating income, gain, loss or deduction under Treas. Reg. §1.704-3, which addresses the tax impact of a contribution of appreciated property to a partnership or limited liability company (namely, the Buyer will choose and then the DownREIT shall use and the members or partners shall agree to the choice of either the "traditional method," the "traditional method with curative allocations" or the "remedial allocation method," as set forth in Treas. Reg. §§1.704-3(b), (c) or (d), respectively).

Exchange Right If the Put or Call is exercised, the Seller will be permitted after one year following the issuance of OP Units to exchange its OP Units for shares of common stock of United Realty Trust Incorporated, a Maryland corporation (the "REIT") based on its exchange rate of one share of REIT common stock for each OP Unit exchanged. The terms of this exchange right will be governed by the Buyer's customary form of Exchange Rights Agreement.

Governing Law The DownREIT shall be formed under and governed by the laws of the State of Delaware.

Schedule 2A--Representations Rider

1.01 Purchase for Investment, Source of Funds.

The Seller is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and that it is purchasing the DownREIT Units for its own account and not with a view to the distribution thereof or with any present intention or plan of distributing or selling any of the DownREIT Units except in compliance with the Securities Act.

1.02 ERISA Matters. The Buyer is not an employee benefit plan within the meaning of Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, as amended from time to time.

1.03 No Advertisement or Solicitation. The Seller acknowledges that the offer and sale of the DownREIT Units to it has not been accomplished by any form of general solicitation or general advertising, including, but not limited to, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

1.04 Restrictions on Transfer. The Seller understands and acknowledges that none of the DownREIT Units or the Partnership Units issuable upon the conversion of the DownREIT Units or the Common Stock issuable on conversion of the Partnership Units have been registered under the Securities Act or registered or qualified under the securities laws of any state by reason of a specific exemption from the registration provisions thereof which exemption depends upon, among other things, the bona fide nature of the investment intent of the Seller as expressed herein and the accuracy and completeness of the other representations of the Seller set forth herein. The Seller understands and acknowledges that (i) none of the DownREIT Units, Partnership Units or Common Stock (collectively, the "Securities") may be sold, assigned or transferred absent effective registration thereof under the Securities Act and applicable state securities laws, and (ii) it must bear the economic risks of this investment resulting from such limitations. The Seller understands and acknowledges that to the extent it holds Common Stock it must comply with the provisions of Section 7.1 of the Charter of United Realty Trust Incorporated (the "REIT") as presently in effect from time to time.

1.05 Disclosure of Information. The Seller:

(i) has been furnished with and has carefully read and reviewed the official filings of the REIT with the Securities and Exchange Commission under the Securities Act and the Securities Exchange Act of 1934, as amended, and has been afforded access to all information necessary to evaluate the merits and risks of the acquisition of the Securities, and has relied solely (except as indicated in subsections (ii) and (iii) below) on such materials or

documents and on the representations, warranties, covenants and other agreements contained herein;

(ii) has been provided an opportunity to obtain any additional information requested concerning the Securities;

(iii) has been given the opportunity to ask questions of, and receive answers from, the Buyer, or a person or persons acting on the behalf of the Buyer, concerning the terms and conditions of the Securities and other matters pertaining to this investment, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of the materials or documents that were provided in order for it to evaluate the merits and risks of an investment in the Securities to the extent the Buyer possesses such information or can acquire it without unreasonable effort or expense, and has not been furnished any other offering literature or prospectus on which it is entitled to rely except as mentioned herein; and

(iv) has determined that the Securities are a suitable investment for it and that at this time it can bear the economic risk of the investment.

1.06 Investment Experience. The Seller represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and protecting its own interests in connection with the investment and has obtained sufficient information from the Buyer to evaluate the merits and risks of an investment in the Securities. The Seller has not utilized any person as its Buyer representative or professional advisor in connection with evaluating such risks and merits. The Seller has not been organized solely for the purpose of acquiring the Securities.

1.07 Investor Awareness. The Seller acknowledges, agrees and is aware that:

(i) no federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of this investment nor any recommendation or endorsement of the investment;

(ii) there are substantial risks of loss of investment incidental to the purchase of the Securities; and

(iii) neither the Buyer nor any of its affiliates or representatives has provided the Seller with any investment, tax, legal, regulatory or accounting advice with respect to the investment in or ownership of the Securities.